Exhibit 10.11
QLIKTECH INC.
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of the 1st day of June, 2010 (the “Effective Date”) by and between Lars H. Björk (the “Executive”) and QlikTech Inc., a Delaware corporation with its principal place of business in Radnor, Pennsylvania (the “Company”). The Agreement supersedes and replaces in its entirety the previous Employment Agreement between the Company and the Executive most recently amended as of October 1, 2007 (the “Previous Employment Agreement”). Executive and the Company are sometimes each referred to herein as a “Party” and collectively as the “Parties”.
WITNESSETH:
     WHEREAS, the Company, its parent company, QlikTech International AB (“Parent”), and their subsidiaries and affiliates (collectively, the “QlikTech Group”) are engaged in the business of: (i) developing, advertising, marketing, licensing, distributing, updating, enhancing, maintaining and supporting business intelligence software and applications designed to access, analyze, report and share information residing in computer databases and other data sources; and (ii) providing related implementation and consulting services;
     WHEREAS, Parent and the Executive entered into the Previous Employment Agreement, which contained a number of terms relating to benefits in connection with the termination of Executive’s employment and other terms, all of which are being replaced by the terms of this Agreement;
     WHEREAS, Executive serves as the Company’s Chief Executive Officer and Parent’s President;
     WHEREAS, Executive acknowledges and agrees that in order to fulfill his obligations hereunder, he will be required to maintain his personal residence in the Philadelphia, Pennsylvania, U.S.A. area, unless Executive’s primary office is moved by the Company;
     WHEREAS, Executive is bound by the covenants set forth in Appendix A attached hereto; and
     WHEREAS, the Company and Executive desire to amend the Previous Employment Agreement.
     NOW, THEREFORE, in exchange for the promises and mutual covenants contained in this Agreement, the Parties, intending legally to be bound, agree as follows:
1. EMPLOYMENT
     1.1 Job Duties. During the Executive’s employment, Executive shall continue to serve as the Chief Executive Officer of the Company and the President of the Parent. Executive shall perform the services and duties required of such positions, or such other services, duties and positions as the Board of Directors of the Company (the “Board”) may from time to time designate; shall devote Executive’s full professional time, attention and best efforts to the business of the Company and the QlikTech Group; and shall not be engaged as an employee or otherwise in any other business or commercial activities except as specifically authorized in advance by the Board. In addition, during the Executive’s employment, Executive shall:
          (a) Perform the duties and exercise the powers and functions that from time to time may be assigned or vested in him by the Board. Executive’s primary office shall be located in Radnor, Pennsylvania, U.S.A., provided that the Company may move Executive’s office;
          (b) Comply with all lawful requests, instructions, policies and regulations made by the Board or its authorized agent(s);
          (c) Faithfully and loyally serve the Company and the QlikTech Group to the best of his ability and use his utmost efforts to promote the Company’s and the QlikTech Group’s interests in all respects; and
          (d) Not engage in any activities that would detract from the proper performance of his duties.
     1.2 Compensation and Benefits. During the course of the Executive’s employment, Company agrees:
          (a) Base Salary: The Company will pay Executive a base salary as compensation for Executive’s services on behalf of the Company and the QlikTech Group (“Base Salary”). Executive’s initial Base Salary under this Agreement shall be at a periodic rate equivalent to $300,000 per year. Executive’s Base Salary shall be payable in bi-monthly installments, less applicable deductions required by law for the payment of wages and such other deductions as may be properly authorized by Executive.
          (b) Bonus: Executive will be entitled to participate in any Company bonus program for similarly situated executives of the Company pursuant to the terms and conditions for such program as may be established, amended or terminated by the Company from time to time. Executive’s potential bonus under such program for the first year of his employment under this Agreement may be in an amount up to $300,000 if the Board determines that the terms, conditions, and performance criteria it specifies are achieved.
          (c) Living Expenses: The Company will pay for, or reimburse Executive for, up to $75,000.00 per year in living expenses incurred by Executive in connection with his living accommodations in the Philadelphia, Pennsylvania area, including, without limitation, expenses related to renting a house for Executive and his family, paying for the visa applications (and reasonable attorneys’ fees related thereto) for Executive and the member’s of his immediate family, and paying private school tuition for Executive’s children if necessary; provided, however, that if Executive is relocated back to Sweden any reimbursement of living expenses by the Company will cease.
          (d) Stock Options: Pursuant to the terms and conditions of the Company’s 2007 Omnibus Stock Option and Award Plan (the “Plan”) and the applicable Stock Option

Award Agreements between the Company and Executive, the Board previously granted Executive options to purchase shares of the Company’s common stock on the terms set forth in the applicable stock option agreements (the “Stock Option Agreements”).
          (e) Vacation: Executive will receive six weeks (6) weeks (i.e., 30 business days) paid vacation per calendar year.
          (f) Business Expenses: The Company will reimburse Executive for all reasonable travel, hotel, entertainment and other out-of-pocket expenses incurred in the discharge of his duties, on condition that Executive provides the Company with receipts or other supporting documentation in accordance with the Company’s expense reimbursement policies.
          (g) Travel Expenses: The Company will pay for, or reimburse Executive for, the cost of traveling to Sweden twice per year with his family.
          (h) Other Benefits: The Company will also provide Executive with the opportunity to participate in such other employee benefits in such form, manner and times as the Company may from time to time establish for its employees or specified classes of employees in its discretion and in accordance with the terms of such benefits/plans.
     1.3 Employment Relationship. Employment with the Company is for no specific period of time. The Executive’s employment with the Company will be “at will,” meaning that either the Executive or the Company may terminate the Executive’s employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to the Executive are superseded by this Agreement. This is the full and complete agreement between the Executive and the Company on this term. Although the Executive’s job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of the Executive’s employment may only be changed in an express written agreement signed by the Executive and a duly authorized officer of the Company (other than the Executive).
2. PROPRIETARY INFORMATION; ASSIGNMENT OF INVENTIONS; NON- COMPETITION
     Executive acknowledges that during the course of his work for the Company: (a) the Company and the other members of the QlikTech Group will disclose to him and he will obtain extensive confidential, proprietary, and trade secret information belonging to the QlikTech Group; and (b) Executive will acquire a considerable amount of goodwill with the QlikTech Group’s customers, suppliers, employees, and other business partners. It would be extremely detrimental and unfair to the QlikTech Group if Executive used such information and goodwill to compete against the QlikTech Group. Thus, Executive agrees to the provisions of Appendix A, which is attached hereto and incorporated by reference into this Agreement. All references herein to this “Agreement” shall include Appendix A, as if Appendix A were set forth in the body hereof.

3. TERMINATION
     Executive’s employment hereunder shall terminate, or be subject to termination, as follows:
     3.1 Death or Disability. Executive’s employment hereunder shall terminate immediately upon his death or Disability. “Disability” shall mean Executive’s inability to satisfactorily perform the essential functions and duties of Executive’s position with the Company, with or without reasonable accommodation, as a result of any physical or mental impairment, for a period of ninety (90) days in any six-month period, as determined by the Company consistent with applicable law and upon certification thereof by a qualified physician selected by the Company after such physician examines Executive. Executive agrees, upon request by the Company, to submit to such examination and to provide the Company such medical evidence, records and examination data as is reasonably necessary for the Company to evaluate any potential Disability. The Company agrees to treat such medical information as confidential as required by law.
     3.2 Termination by the Company for Cause. The Company may terminate Executive’s employment hereunder for Cause at any time. For the purposes of this Agreement, the Company shall have “Cause” to terminate Executive’s employment hereunder upon a determination by the Company that Executive: (i) fails to substantially perform his duties hereunder, other than a failure resulting from Executive’s incapacity due to physical or mental illness, and fails to cure any such failure within thirty (30) days after written notice thereof to Executive from the Board describing such failure in reasonable detail; (ii) performs his duties hereunder in a materially negligent manner and fails to cure any such performance within thirty (30) days after written notice thereof to Executive from the Board describing such performance in reasonable detail; (iii) fails to comply with the reasonable directions of the Board and fails to cure any such failure within thirty (30) days after written notice thereof to Executive from the Board describing such failure in reasonable detail; (iv) engages in acts or misconduct substantially injurious (financially or otherwise) to the Company or acts involving fraud, dishonesty or moral turpitude; or (v) materially breaches the terms of this Agreement and fails to cure any such breach within thirty (30) days after written notice thereof to Executive from the Board describing such breach in reasonable detail.
     3.3 Notice of Termination. Any notice of termination under this Agreement shall be in writing and served by personal delivery, or by registered or certified mail, return receipt requested, to the other Party addressed to: (i) the Company via the Board’s Chairperson at his/her then principal office, or (ii) to Executive at Executive’s then current work or home address, or (iii) to such other address or addressees as any Party hereto may from time to time specify in writing for the purpose of a notice given to the other Parties in compliance with this Agreement.
     3.4 Compensation Upon Termination of Employment.
          (a) Final Compensation. Following the termination or end of the Executive’s employment for any reason, Executive or, in the event of Executive’s death, Executive’s estate, shall: (i) be entitled to any earned but unpaid Base Salary, compensation and benefits (including any earned bonus on a pro rata basis) due at the time of the termination of the

Executive’s Employment; (ii) be entitled to any vested 401(k) or other vested retirement benefits with the Company, if any; (iii) be entitled to any vested stock or stock options from the QlikTech Group to the extent provided for by (and subject to the terms and conditions of) applicable agreements; (iv) be entitled to reimbursement of reasonable business expenses incurred by Executive during the course of the Executive’s employment in accordance with this Agreement; and (v) have the potential right to elect certain benefit coverage continuation under COBRA. Otherwise, except for the severance pay that may be due as set forth below, Executive shall not be entitled to receive under this Agreement any additional compensation, payments, bonuses, severance pay, equity interests, consideration or benefits of any kind from the Company or the QlikTech Group upon the termination of the Executive’s employment.
          (b) Severance Pay. If the Company terminates the Executive’s employment hereunder without Cause and a Separation (as defined below) occurs, the Executive will be entitled to the benefits in this Section 3.4, provided Executive: (i) has and continues to fully abide by the covenants contained in Appendix A; and (ii) signs and does not revoke a full and general release in form and substance satisfactory to the Company (the “Release”) of any and all claims that Executive has or may have against the Company or the QlikTech Group and such entities’ past and then current officers, directors, owners, shareholders, managers, members, agents and employees relating to any matter whatsoever. The Executive must execute and return the release on or before the 45th day after the Executive’s Separation (the “Release Deadline”). If the Executive fails to return the release on or before the Release Deadline, or if the Executive revokes the release, then the Executive will not be entitled to the benefits described in this Section 3.4. “Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). If the conditions of this Section 3.4 are met, the Executive will be entitled to the following:
          (i) The Company will continue to pay the Executive his then current Base Salary for nine (9) months following the date of such Separation (the “Severance Period”). The Executive’s base salary will be paid at the rate in effect at the time of the Executive’s Separation and in accordance with the Company’s standard payroll procedures. The salary continuation payments will commence on the 10th business day following the Release Deadline and, once they commence, will be retroactive to the date of the Executive’s Separation. For purposes of Section 409A of the Code, each salary continuation payment under this Section 3.4(b)(i) is hereby designated as a separate payment. If the Company determines that the Executive is a “specified employee” under Section 409A(a)(2)(B)(i) of the Code at the time of the Executive’s Separation, then (i) the salary continuation payments under this Section 3.4(b)(i), to the extent that they are subject to Section 409A of the Code, will commence during the seventh month after the Executive’s Separation and (ii) the installments that otherwise would have been paid during the first six months after the Executive’s Separation will be paid in a lump sum when the salary continuation payments commence.
          (ii) If, and only if, Qlik Technologies Inc. completes an initial public offering of its equity securities pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, on or before January 1, 2011 (a “Qualifying IPO”) and a Separation occurs following such Qualifying IPO (a “Post-IPO Separation”), the Company will pay the Executive any pro rated bonus amount pursuant to Section 1.2(b)

based on the number of days the Executive was employed during the year in which the Separation occurs. Notwithstanding the foregoing, the bonus payment, if any, will only be paid to the extent that applicable individual and Company performance goals are deemed to have been met for the applicable bonus period. The bonus payment will be paid, if at all, on the date when Company bonuses are paid to other employees of the Company, but in no event later than March 15th following the year of the Separation.
          (iii) In the event of a Post-IPO Separation, if the Executive elects to continue health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following the Executive’s Separation, then the Company will pay the same portion of the Executive’s monthly premium under COBRA as it pays for active employees until the earliest of (A) the close of the nine (9)-month period following the Executive’s Separation, (B) the expiration of the Executive’s continuation coverage under COBRA or (C) the date when the Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.
     3.5 Effect of Termination Following a Change in Control. Following a Qualifying IPO, if the Company terminates the Executive’s employment without Cause and a Separation occurs within 12 months following a Change in Control (as defined in the Company’s 2010 Omnibus Equity Incentive Plan), and the Executive complies with the release requirements described in Section 3.4 above, then all of the Executive’s outstanding equity awards (whether granted under the Company’s 2010 Omnibus Equity Incentive Plan or otherwise) will immediately vest and become exercisable in full on the date of Separation, provided that any awards subject to performance-based vesting will remain subject to the agreement evidencing such performance-based awards.
     3.6 Internal Revenue Code Section 409A. To the fullest extent applicable, amounts and other benefits payable under this Agreement are intended to be exempt from the definition of “nonqualified deferred compensation” under Section 409A of the Code in accordance with one or more of the exemptions available under the final Treasury regulations promulgated under Section 409A of the Code and, to the extent that any such amount or benefit is, or becomes subject to, Section 409A of the Code due to a failure to qualify for an exemption from the definition of nonqualified deferred compensation in accordance with Section 409A of the Code, this Agreement is intended to comply with the applicable requirements of Section 409A of the Code with respect to such amounts or benefits. To the extent possible, this Agreement shall be interpreted and administered in a manner consistent with the foregoing statement of intent. In no event whatsoever shall the Company be liable for any taxes, penalties or interest that may be imposed on the Executive under Section 409A of the Code or under any other similar provision of state tax law (including without limitation in connection with any payment or benefits described in Section 3.4, or any damages for failing to comply with Section 409A of the Code, any other similar provision of state tax law, or the provisions of this Section 3.6.
4. GENERAL PROVISIONS
     4.1 Judicial Modification and Severability. If a court of competent jurisdiction or an arbitration panel to which a dispute is submitted determines that any provision of this Agreement is invalid, illegal, or incapable of being enforced, then the Parties request that such court or panel modify such provision in order to render such provision not invalid, illegal, or incapable of being enforced and then enforce the provision as modified. The Parties further agree that each provision of this Agreement is severable from each other provision of this Agreement.
     4.2 Effect of Waiver. The waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement or of any future breach of the provision so waived.
     4.3 Entire Agreement. This Agreement represents the entire agreement between the parties and supersedes all prior agreements and understandings, oral or written, between the Parties with respect to the subject matter hereof, except that the Option Agreement(s) continue to control the previously granted stock options except to the extent this Agreement expressly amends the terms thereof.
     4.4 Modification. No change, modification, termination, or attempted waiver of any of the provisions of this Agreement shall be binding upon the Company or Executive unless reduced to writing and signed by the Party against whom enforcement is sought.
     4.5 Construction of Agreement. This Agreement (and any purported patent or latent ambiguity related thereto) shall not be construed against the Company based on the legal principle that the Company prepared this Agreement and is therefore responsible for any ambiguity. Rather, this Agreement shall be construed according to a plain reading of its terms and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision in this Agreement.
     4.6 Multiple Counterparts. Any number of counterparts of this Agreement may be signed and delivered, each of which shall be considered an original and all of which, together, shall constitute one and the same instrument.
     4.7 Applicable Law, Exclusive Venue, Consent To Jurisdiction. The Parties understand and agree that this Agreement shall be governed by and construed in accordance with the laws of the State of Pennsylvania without regard to otherwise applicable conflict-of-law principles. Moreover, any litigation under this Agreement shall be brought by either Party exclusively in Pennsylvania, notwithstanding that Executive may not be a resident of Pennsylvania when the litigation is commenced and/or cannot be served process within Pennsylvania. As such, the Parties irrevocably consent to the jurisdiction of the courts in Pennsylvania (whether federal or state) for all disputes related to this Agreement and irrevocably consent to service via nationally recognized overnight carrier.
     4.8 Delegation and Assignment. Executive shall not have the right to delegate his duties or assign his rights under this Agreement to any other person. The Company shall have the right to assign or transfer this Agreement to any affiliated entity or any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or part of the business and/or assets of the Company, and Executive irrevocably consents to any such assignment or transfer. As used in this Agreement, the “Company” shall include the Company as defined above and any affiliated entity or successor to which this Agreement is assigned or transferred or which becomes bound by the terms of this Agreement by operation of law.

     IN WITNESS WHEREOF, the Parties have executed this Employment Agreement as of the date first set forth above.

EXECUTIVE
/s/ Lars H. Björk
Print Name:	Lars H. Björk

QLIKTECH INC.
By:	/s/ William Sorenson
	Print Name:	William Sorenson
Title: CFO

APPENDIX A
PROPRIETARY INFORMATION, ASSIGNMENT OF INVENTIONS AND NON-COMPETITION
This Appendix A is an appendix to and made a part of that certain Employment Agreement entered into as of the date hereof between the Company and me (the “Agreement”). All capitalized terms used and not otherwise defined herein have the meanings set forth in the Agreement. In accordance with Section 2 of the Agreement, I agree as follows:
1. PROPRIETARY INFORMATION AND INTELLECTUAL PROPERTY
     1.1 Duty to Maintain Confidentiality. I promise and agree that, except to the extent the use or disclosure of any Confidential Information (as defined below) is required to carry out my assigned duties with the QlikTech Group, during my employment with the Company and for a period of 3 years thereafter: (a) I will keep strictly confidential and not disclose to any person not employed by the QlikTech Group any Confidential Information, and (b) I will not use for myself or for any other person or entity any Confidential Information. However, this provision shall not preclude me: (i) from the use or disclosure of information known generally to the public, other than as a result of my violation of this Section; or (ii) from any disclosure required by law or court order, so long as I provide the Company immediate written notice of any potential disclosure pursuant to this subsection.
     1.2 Definition of Confidential Information. The term “Confidential Information” means all non-public information furnished to, obtained by, or created by me within the course and scope of my work with the QlikTech Group which could be used to compete against or harm the QlikTech Group. Confidential Information includes, by way of illustration, such information relating to: (a) the QlikTech Group’s research and development activities, production and operating methods, and technical and scientific know-how; (b) QlikTech Group customers, including but not limited to customer lists, contact information, contracts, billing histories, and customer preferences; (c) financial information concerning the QlikTech Group, including financial statements, balance sheets, sales data, forecasts, and cost analyses; (d) plans and projections for business opportunities for new or developing business of the QlikTech Group; and (e) the QlikTech Group’s services, products, prices, costs, service performance, operating results, and personnel matters.
     1.3 Return of Property. I agree that all QlikTech Group property, documents, equipment, data and information used, prepared, or collected by me as part of my employment with the Company, in whatever form, are and will remain the property of the QlikTech Group. I also agree that all Confidential Information that comes into my possession, whether prepared by me or others, is and will remain the property of the QlikTech Group. As such, I agree that I will return upon the QlikTech Group’s request at any time (and, in any event, prior to the end of my employment with the Company) all property, documents, equipment, data and information belonging to the QlikTech Group in my possession or control, regardless of how stored or maintained and including all originals and copies.

     1.4 Intellectual Property. I shall promptly and fully disclose all Intellectual Property (as defined below) to the Board, and I hereby acknowledge that all Intellectual Property is the property of the QlikTech Group. I hereby assign and agree in the future to assign to the QlikTech Group (or as otherwise directed by the Board) my full right, title and interest in and to all Intellectual Property. I also agree to provide, at the Board’s request, all further cooperation that the Board determines is necessary or desirable to accomplish the complete transfer of the Intellectual Property and all associated rights to the QlikTech Group. All copyrightable works that I create during my employment with the Company shall be considered “work made for hire” and shall, upon creation, be owned exclusively by the Company. For purposes of this Agreement, “Intellectual Property” means any invention, formula, process, discovery, development, design, innovation or improvement (whether or not patentable or registrable under copyright statutes) made, conceived or first actually reduced to practice by me solely or jointly with others, during my employment with the Company; provided, however, that, as used in this Agreement, the term “Intellectual Property” shall not apply to any invention that I develop on my own time, without using the equipment, supplies, facilities or trade secret information of the QlikTech Group, unless such invention relates at the time of conception or reduction to practice to: (a) the business of the QlikTech Group, (b) the actual or demonstrably anticipated research or development of the QlikTech Group, or (c) any work performed by me for the QlikTech Group.
2. AGREEMENT NOT TO COMPETE
     I covenant and agree that, for a period of 12 months following my last day of employment with the Company, I shall not: (1) engage in any Competitive Activity in the “Prohibited Territory” (as defined below); and/or (2) as an owner, member, employee, consultant, agent or otherwise assist others to engage in any Competitive Activity within the Prohibited Territory. Notwithstanding the preceding, owning the stock or options to acquire stock totaling less than 5% of the outstanding shares in a public company shall not constitute by itself a violation of this Section
“Competitive Activity” means: (a) being engaged in any aspect of the Business (as defined below) in competition with the QlikTech Group; and/or (b) engaging in any work for a competitor of the QlikTech Group that is similar to the work I performed on behalf of the QlikTech Group at any time during the last 12 months of my employment with the Company; and/or (c) engaging in any work for a competitor of the QlikTech Group is likely to result in my use of the QlikTech Group’s Confidential Information.
The “Business” means the business of: (i) developing, advertising, marketing, licensing, distributing, updating, enhancing, maintaining and supporting business intelligence software and applications designed to access, analyze, report and share information residing in computer databases and other data sources; and (ii) providing related implementation and consulting services.
“Prohibited Territory” means: (i) the geographic territories in which the QlikTech Group is engaged in its business as of my last day of employment with the Company; (ii) each city in which the QlikTech Group sold its products or services at any point during the last 12 months of my employment with the Company; and (iii) the United States. As the CEO of the Company and the President of Parent, I will be actively assisting the QlikTech Group to engage in its business throughout the territory described in the preceding definition. I further acknowledge and agree that I am currently helping the QlikTech Group engage in its business throughout the United States, Canada, Sweden, Norway, Finland, Denmark, The United Kingdom, France, The Netherlands, Belgium, Luxembourg, Germany, Italy, Spain, Australia, Austria, China, Brazil, India, Japan, Portugal, Singapore and Switzerland.
3. AGREEMENT NOT TO INTERFERE
     I covenant and agree that, for a period of 24 months following my last day of employment with the QlikTech Group, I shall not myself and shall not assist any other person/entity to:
          (a) Solicit, encourage, or cause any Restricted Customer (as defined below) not to do business with the QlikTech Group or to do business with any competitor of the QlikTech Group; and/or
          (b) Market, sell or provide any services or products to any Restricted Customer that are similar to or competitive with the QlikTech Group’s services or products; and/or
          (c) Solicit, encourage or cause any QlikTech Group supplier, distributor, or business partner not to do business with or to reduce any part of its business with the QlikTech Group.
“Restricted Customer” means: (i) any customer of the QlikTech Group who contacted me, whom I contacted or served, or for whom I supervised contact or service, as part of my employment with the QlikTech Group at any time during my last 12 months as a QlikTech Group employee; and/or (ii) any customer of the QlikTech Group about whom I obtained any Confidential Information (as defined above) during my last 12 months as a QlikTech Group employee; and/or (iii) any customer of the QlikTech Group as of my last day of employment with the Company.
4. AGREEMENT NOT TO “RAID” OR ENGAGE EMPLOYEES
     I covenant and agree that, for a period of 24 months following my last day of employment with the QlikTech Group, I shall not, directly or indirectly: (a) hire or engage as an employee or as an independent contractor any person employed by the QlikTech Group with whom I worked or about whose work I was familiar during my employment with the QlikTech Group (each a “Restricted Employee”); and/or (b) solicit or encourage any Restricted Employee to leave his or her employment with the QlikTech Group.
5. REASONABLENESS OF RESTRICTIONS
     I have carefully read and considered the provisions of this Appendix and, having done so, agree that the restrictions set forth above are: (a) designed to and necessary to protect the Company’s and the QlikTech Group’s extensive investment in developing their confidential and trade secret information, their goodwill with customers and their other assets; and (b) fair and reasonable given the scope and nature of the QlikTech Group’s business and my positions with the Company and the QlikTech Group. I also agree that my skills are useable in a number of non-competitive ventures and that the restrictions set forth above will not unreasonably prevent me from earning a living after my employment with the Company ends. Thus, I agree not to contest the general validity or enforceability of the covenants in this Appendix. The restrictive covenants in this Appendix shall survive the termination or end of my employment relationship with the Company, regardless of the date, reason or manner of my separation. Also, these obligations are in addition to any other obligations imposed under applicable law or by other written agreements I may have with the QlikTech Group.
AGREED TO AND ACCEPTED BY:

/s/ Lars H. Björk Lars H. Björk

APPENDIX A
PROPRIETARY INFORMATION, ASSIGNMENT OF INVENTIONS AND NON-COMPETITION
This Appendix A is an appendix to and made a part of that certain Employment Agreement entered into as of the date hereof between the Company and me (the “Agreement”). All capitalized terms used and not otherwise defined herein have the meanings set forth in the Agreement. In accordance with Section 2 of the Agreement, I agrees as follows:
1. NO CONFLICTS. I have not made and agree not to make any agreement, oral or written, that is in conflict with this Agreement or my employment with the Company. I will not violate any agreement with or the rights of any third party. When acting within the scope of my employment (or otherwise on behalf of the Company), I will not use or disclose my own or any third party’s confidential information or intellectual property (collectively, Restricted Materials), except as expressly authorized by such third party in writing. Further, I have not retained anything containing any confidential information of a prior employer or other third party, whether or not created by me.
2. INVENTIONS.
     a. Definitions. Intellectual Property Rights means any and all patent rights, copyright rights, mask work rights, trade secret rights, sui generis database rights and oil other intellectual and industrial property rights of any sort throughout the world (including any application therefor). Invention means any idea, concept, discovery, invention, development, technology, work of authorship, trade secret, software, firmware, tool, process, technique, know-how, data, plan, device, apparatus, specification, design, circuit, layout, mask work, algorithm, program, code, documentation or other material or information, tangible or intangible, whether or not it may be patented, copyrighted or otherwise protected (including all versions, modifications, enhancements and derivative works thereof).
     b. Assignment. To the fullest extent under applicable law, the Company shall own all right, title and interest in and to all Inventions (including all Intellectual Property Rights therein or related thereto) that are made, conceived or reduced to practice, in whole or in part, by me during the term of my employment with the Company and which arise out of any use of the Company’s facilities or assets or any research or other activity conducted by, for or under the direction of the Company (whether or not conducted at the Company’s facilities, during working hours or using Company assets), or which are useful with or relate directly or indirectly to any Company Interest (meaning any product, service, other Invention or Intellectual Property Right that is sold, leased, used or under consideration or development by the Company), including, without limitation, all “work for hire” as such term is defined by the copyright laws of the United States. I will promptly disclose and provide all of the foregoing Inventions (the Assigned Inventions) to the Company. I hereby make and agree to make all assignments to the Company necessary to accomplish the foregoing ownership. Assigned Inventions shall not include any Invention (I) that I develop entirely on my own time, (ii) without use of any Company assets and (iii) which is not useful with and does not relate to any Company Interest, and any other invention for which ownership by the Company hereunder would not comply with North Carolina General Statutes, Article 10A, Chapter 66, Commerce and Business, Section 66-57.1.
     c. Assurances. I will further assist the Company, at its expense (but without further compensation to me), to evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce and defend any rights specified to be so owned or assigned. I hereby irrevocably designate and appoint the Company as my agent and attorney-in-fact to act for and in my behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by me.
     d. Other inventions. If I wish to clarify that something created by me prior to my employment that relates to the Company’s actual or proposed business is not within the scope of this Agreement, I have listed it on Schedule 1. If (i) I use or disclose any Restricted Materials when acting within the scope of my employment (or otherwise on behalf of the Company), or (ii) any Assigned Invention cannot be fully made, used, reproduced or otherwise exploited without using or violating any Restricted Materials, I hereby grant and agree to grant to the Company a perpetual, irrevocable, worldwide, royalty-free, non-exclusive, sublicensable right and license to exploit and exercise all such Restricted Materials and Intellectual Property Rights therein. I will not use or disclose any Restricted Materials for which I am not fully authorized to grant the foregoing license.
     e. Moral Rights. To the extent allowed by applicable law, the terms of this Section 2 include all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as moral rights, artist’s rights, droit moral or the like (collectively, Moral Rights). To the extent I retain any such Moral Rights under applicable law, I hereby ratify and consent to any action that may be taken with respect to such Moral Rights by or authorized by the Company and agree not to assert any Moral Rights with respect thereto. I will confirm any such ratification, consent or agreement from time to time as requested by the Company.
3. PROPRIETARY INFORMATION. I agree that all Assigned Inventions and all other financial, business, legal and technical information, including the identity of and information relating to the Company’s employees, Affiliates (as such terms are defined below) customers, vendors, suppliers, distributors and other business partners, which I develop, learn or obtain during my employment or that are received by or for the Company in confidence, constitute Proprietary Information. I will hold in strict confidence and not disclose or, except within the scope of my employment, use any Proprietary Information. Proprietary Information will not include information that I can document is or becomes readily publicly available without restriction through no fault of mine. Upon termination of my employment, I will promptly return to the Company all items containing or embodying Proprietary Information (including all copies), except that I may keep my personal copies of (a) my compensation records, (b) materials distributed to shareholders generally and (c) this Agreement.
4. RESTRICTED ACTIVITIES. For the purposes of this Section 4, the term Company includes the Company and all other persons or entities that control, are controlled by or are under common control with the Company (Affiliates).
     a. Definitions. Any Capacity includes, without limitation, to (i) be an owner, founder, shareholder, partner, member, advisor, director, consultant, contractor, agent, employee, affiliate or co-venturer, (ii) otherwise invest, engage or participate in, (iii) be compensated by or (iv) prepare to be or do any of the foregoing or assist any third party to do so; provided, Any Capacity will not include being a holder of less than one percent (1%) of the outstanding equity of a public company. Business of the Company means the business of: (i) developing, advertising, marketing, licensing, distributing, updating, enhancing, maintaining and supporting business intelligence software and applications designed to access, analyze, report and share information residing in computer databases and other data sources; and (ii) providing ancillary implementation and consulting services. Business Partner means any company or individual: (i) who was a customer, vendor, supplier, distributor or other business partner of the Company at the time of my separation from employment with the Company with whom I had any contact during the one-year period preceding my separation from employment; and/or (ii) who was a customer, vendor, supplier, distributor or other business partner at the time of my separation from employment with the Company who was known to me by virtue of my employment with the Company; and/or (iii) who was a prospect for potential business with the Company who had been solicited for business by me (or by another employee of the Company supervised by me) during the one-year period preceding my separation from employment. Cause means to recruit or otherwise solicit, induce or influence (or to attempt to do so). Solicit means to (i) solicit the business or patronage of any Business Partner for myself or any other person or entity, (ii) divert, entice or otherwise take away from the Company the business or patronage of any Business Partner, or to attempt to do so, or (iii) to solicit, induce or encourage any Business Partner to terminate or reduce its relationship with the Company.
     b. Acknowledgments. I acknowledge and agree that (i) the Company’s business is highly competitive, secrecy of the Proprietary Information is of the utmost importance to the Company and I will learn and use Proprietary Information in performing my work for the Company and (ii) my position will require me to establish goodwill with Business Partners and employees on behalf of the Company and such goodwill is extremely important to the Company’s success.
     c. As an Employee. During my employment with the Company, I will not directly or indirectly: (i) Cause any person to leave their employment with the Company (other than terminating subordinate employees in the course of my duties for the Company); (ii) Solicit any Business Partner (other than on behalf of the Company); or (iii) act in Any Capacity in or with respect to any commercial activity which competes or is reasonably likely to compete with the Business of the Company, at any time during my employment (a Competing Business).
     d. After Termination. For the period of 1 year immediately following termination of my employment with the Company (for any reason or no reason, whether voluntary or involuntary), I will not directly or indirectly: (i) Cause any person to leave their employment with the Company; (ii) Solicit any Business Partner; or (iii) act in Any Capacity in or with respect to any Competing Business located within: (A) the State of North Carolina, and/or (B) the rest of the United States, and/or (C) anywhere else in North America.
     e. Enforcement. I understand that the restrictions set forth in this Section 4 are intended to protect the Company’s interest in its Proprietary Information and established relationships and goodwill with employees and Business Partners, and I agree that such restrictions are reasonable and appropriate for this purpose. If at any time any of the provisions of this Section 4 are deemed invalid or unenforceable or are prohibited by the laws of the state or place where they are to be performed or enforced, by reason of being vague or unreasonable as to duration or geographic scope or scope of activities restricted, or for any other reason, such provisions shall be considered divisible and shall become and be immediately amended to include only such restrictions and to such extent as shall be deemed to be reasonable and enforceable by the court or other body having jurisdiction over this Agreement. The Company and I agree that the provisions of this Section 4, as so amended, shall be valid and binding as though any invalid or unenforceable provision had not been included.
5. SURVIVAL. I agree that my obligations under Sections 2, 3 and 4 of this Appendix shall continue in effect after termination of my employment, regardless of the reason, and whether such termination is voluntary or involuntary, and that the Company is entitled to communicate my obligations under this Agreement to any of my potential or future employers. My obligations under Sections 2, 3 and 4 also shall be binding upon my heirs, executors, assigns and administrators, and shall inure to the benefit of the Company, its Affiliates, successors and assigns. This Agreement may be freely assigned by the Company to any third party.
6. REMEDIES. I understand that any breach or threatened breach of this Agreement will cause irreparable harm to the Company for which damages would not be an adequate remedy, and, therefore, the Company will be entitled to injunctive relief with respect thereto (without the necessity of posting any bond) in addition to any other remedies. In addition, the Company shall be entitled to recover its costs and attorney fees for any action to enjoin or otherwise seek recovery for any breach by me of this Agreement.
ACKNOWLEDGED BY EXECUTIVE:

/s/ Lars H. Björk Signature

Print Name: Lars H. Björk

Schedule 1
PRIOR MATTERS
None.